For Immediate Release

Contact:	Mike Drickamer Director, Investor Relations Patterson-UTI Energy, Inc. (281) 765-7170

Patterson-UTI Announces Passing of Director

HOUSTON – April 23, 2013 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today regretfully announced the passing of Kenneth R. Peak, a member of the Company’s Board of Directors. The Company wishes to extend its deepest condolences to the family, friends and colleagues of Mr. Peak.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “It is with great sadness that we mourn the passing of Ken Peak. Ken was an accomplished businessman and a board member, who brought valuable insight to the Company. Ken had real E&P knowledge, a keen financial mind, a real-life practical approach to problem solving, and a wonderful sense of humor. He was a respected contributor to our Board, and he will be greatly missed.”

Mr. Peak has served as a director of Patterson-UTI since November 2000. Mr. Peak entered the energy industry in 1972 and held various financial and executive positions in the oil and gas industry prior to forming Contango Oil & Gas Company in 1999.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries have more than 300 marketable land-based drilling rigs and operate primarily in oil and natural gas producing regions in the continental United States, Alaska, and western and northern Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in customer spending and in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of labor, equipment, supplies and materials, supplier issues, weather, loss of key customers, liabilities from operations, changes in technology and efficiencies, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.